SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy statement pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                       Vinings Investment Properties Trust
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule

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

                                  NEWS RELEASE


Contact:          Stephanie A. Reed
                  Vice President
                  sreed@viningstrust.com
                  (770) 984-9500


                 VININGS ANNOUNCES PROPOSED REVERSE SHARE SPLIT/
                            GOING PRIVATE TRANSACTION


     ATLANTA, GA - May 14, 2001 - The Board of Trustees of Vinings Investment Properties Trust (OTC:VIPIS) ("Vinings") announced today that it has approved a proposal to effect a 1-for-1000 reverse share split of both its common shares and Series A Convertible Preferred Shares. Each holder of common shares who, as a result of the reverse share split, would otherwise receive a fractional common share will be entitled to receive an equivalent amount of cash based upon a pre-split price per common share of $3.20. The Board arrived at this price after considering the advice and a fairness opinion from an independent financial advisor. Fractional preferred shares will be issued as a result of the reverse share split.

     The Board of Trustees approved the reverse share split as a strategy for reducing the number of registered common shareholders below 300, which would provide Vinings the option to cease public registration of its common shares. The reverse share split is structured as a "going private" transaction within the meaning of Rule 13e-3 under the Securities Exchange Act of 1934 because it is intended to, and, if completed, will likely result in the termination of Vinings' reporting requirements under the Exchange Act. Vinings will be requesting that its shareholders ratify the Board's decision at the 2001 Annual Meeting of Shareholders currently scheduled for June 27, 2001.

     After careful consideration by a Special Committee comprised solely of non-employee, disinterested trustees, the recommendation was made to the full Board to recommend that Vinings' shareholders ratify the transaction. Said Peter
D. Anzo, Chairman and CEO of Vinings, "A number of factors were examined by the Board in making its decision to move forward with the going private transaction. However, one of the more compelling reasons was the fact that the Board of Trustees believes that the costs associated with being a public company, including increased reporting costs and professional fees, far outweigh the benefits for a company the size of Vinings."

     Vinings Investment Properties Trust is a publicly traded real estate investment company that owns 1,520 apartment homes in ten communities throughout the southeast. In addition, Vinings is the general partner and a 20% limited partner in a joint venture that owns 968 apartment homes in five communities. The primary goal of Vinings is to continue its investments in the multifamily markets, through the operation of garden style apartment communities that are leased to middle income residents.

     This news release contains "forward-looking statements" that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties as to the cost savings to be realized after ceasing public registration of the common shares as well as other factors discussed in the Company's periodic reports filed from time to time with the Securities and Exchange Commission.


                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

     Vinings Investment Properties Trust plans to mail a proxy statement containing information about the reverse share split. Investors and security holders of Vinings are advised to read the proxy statement carefully when it becomes available because it will contain important information about the reverse share split, the persons soliciting proxies related to the reverse share split, their interests in the reverse share split, and related matters. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed by Vinings Investment Properties Trust at the Securities and Exchange Commission's website at http://www.sec.gov.

     Free copies of the proxy statement will also be available from Vinings by directing such requests to the attention of Ms. Stephanie Reed, Vice President, Vinings Investment Properties Trust, 2839 Paces Ferry Road, Suite 1170, Atlanta, Georgia 30339, telephone (770) 984-9500.


                       INFORMATION CONCERNING PARTICIPANTS

     Vinings, its executive officers, and trustees may solicit proxies from Vinings' shareholders in favor of ratification of the reverse share split. As of the date of this press release, the executive officers and trustees are Peter D. Anzo, Stephanie A. Reed, John A. Christy, Phill D. Greenblatt, and Henry Hirsch. For more information regarding the security holdings of these participants, please refer to Vinings' Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

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